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Independent Auditors' Consent

Mosaic Government Money Market Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 2-63713 of Mosaic Government Money Market Trust of our report dated November 6, 1998 appearing in the Annual Report to Shareholders for the year ended September 30, 1998 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Other Additional Information" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

Deloitte & Touche LLP
Princeton, New Jersey
November 23, 1998